Exhibit 16.1

September 19, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read the comments made in Item 4 of RTW, Inc.’s Form 8-K dated September 12, 2002 and, have the following comments:

First Paragraph

We agree with the comments made in this paragraph.

Second Paragraph

We agree with the comments made in this paragraph

Third Paragraph

We have no basis upon which to agree or disagree with the comments made in this paragraph.

Yours truly,

/s/ Deloitte & Touche LLP